AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                      among

                               CASCADE CORPORATION

                               R ACQUISITION, INC.

                                       and

                                   COAST, INC.


                            Dated as of July 30, 1998

     AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of July 30, 1998 (as amended, supplemented or otherwise modified from time to time, this "Agreement"), among CASCADE CORPORATION, a corporation organized and existing under the laws of the State of Oregon ("Parent"), R ACQUISITION CORPORATION, a corporation organized and existing under the laws of the State of Delaware ("Merger Sub") and a direct wholly-owned subsidiary of Parent, and COAST, INC. a corporation organized and existing under the laws of the State of Delaware (the "Company");

                              W I T N E S S E T H:

     WHEREAS, the boards of directors of Parent, Merger Sub and the Company have each determined that it is consistent with and in furtherance of their respective long-term business strategies and fair to and in the best interests of their respective stockholders to combine the respective businesses of Parent and the Company by means of a merger (the "Merger") of the Company with and into Merger Sub upon the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the "Business Corporation Act");

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

     Section 1.01 Certain Defined Terms. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural number of the terms so defined, unless the context otherwise requires):

     "ACQUISITION DOCUMENTS" shall have the meaning specified in Section 10.01.

     "AFFILIATE" shall have the meaning specified in Rule 144 promulgated under the Securities Act.

     "AGREEMENT" shall have the meaning specified in the preamble to this Agreement.

     "ALTERNATE MERGER" shall have the meaning specified in Section 2.01.

     "BENEFICIAL OWNER" shall mean, with respect to any shares of capital stock, a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is


                                       1.

exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares of capital stock.

     "BLUE SKY LAWS" shall mean state securities or "blue sky" laws.

     "BUSINESS CORPORATION ACT" shall have the meaning specified in the recitals to this Agreement.

     "BUSINESS DAY" shall mean any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law, regulation or executive order to close in New York, New York.

     "CASH ELECTION" shall have the meaning specified in Section 3.02(a).

     "CASH-OUT AMOUNT" means the aggregate amount of cash required to cash-out Company Stock Options pursuant to Section 6.07 hereof.

     "CERTIFICATE OF MERGER" shall have the meaning specified in Section 2.03.

     "CLOSING" shall have the meaning specified in Section 2.02.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended through the date hereof, and all rules and regulations promulgated thereunder.

     "COMPANY" shall have the meaning specified in the preamble to this Agreement.

     "COMPANY BENEFIT PLANS" shall have the meaning specified in Section
4.09(a).

     "COMPANY CAPITAL STOCK" shall mean the Company Common Stock, the Series A, the Series B and the Series C.

     "COMPANY COMMON STOCK" shall mean the common stock, par value $0.001 per share, of the Company.

     "COMPANY DISCLOSURE SCHEDULE" shall mean the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement and forming a part hereof.

     "COMPANY MATERIAL ADVERSE EFFECT" shall mean any change in or effect on the business of the Company and the Company Subsidiaries that is, or could reasonably be expected to be, materially adverse to the business, prospects, assets (including intangible assets),

                                       2.

liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries taken as a whole.

     "COMPANY MATERIAL CONTRACT" shall have the meaning specified in Section
4.11.

     "COMPANY PERMITS" shall have the meaning specified in Section 4.06.

     "COMPANY STOCK OPTION" shall have the meaning specified in Section 3.06.

     "COMPANY STOCK PLANS" shall mean the Company's 1998 Stock Plan.

     "COMPANY SUBSIDIARIES" shall have the meaning specified in Section 4.01.

     "COMPANY VOTING AGREEMENT" shall mean the Voting Agreement, dated as of July 30, 1998, among the Company, Parent and the parties named therein.

     "CONFIDENTIALITY AGREEMENT" shall mean the Confidentiality Agreement, dated as of July 24, 1998, between Parent and the Company.

     "4460 PRO-RATION" means, with respect to shares of Company Capital Stock that have elected (or are deemed to have elected) to receive shares of Parent Common Stock in the Merger, the number of shares of Redeemable Preferred required to be issued in lieu of shares of Parent Common Stock such that a stockholder vote of Parent's stockholders pursuant to NASDAQ Market rule 4460 is not required, such determination to be made in good faith by Parent taking into account (i) shares of Parent Common Stock to be issued hereunder (without regard to 4460 Pro-Ration), (ii) shares of Parent Common Stock issuable pursuant to Company options and warrants to be assumed hereunder, and (iii) shares of Parent Common Stock to be issued in the Stock Purchase Transaction.

     "DISSENTING SHARES" shall have the meaning specified in Section 3.01(d).

     "$" shall mean United States Dollars.

     "EFFECTIVE TIME" shall have the meaning specified in Section 2.03.

     "ENVIRONMENTAL LAW" shall mean any Law and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material, as in effect as of the date hereof.

     "ENVIRONMENTAL PERMIT" shall mean any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

                                       3.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

     "EXCHANGE AGENT" shall have the meaning specified in Section 3.03.

     "EXCHANGE FUND" shall have the meaning specified in Section 3.03.

     "EXPENSES" shall mean, with respect to any party hereto, all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates, but excluding any allocation of overhead) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of its obligations pursuant to this Agreement and the consummation of the Merger.

     "FORM OF ELECTION" shall have the meaning specified in Section 3.02(b).

     "GOVERNMENTAL ENTITY" shall mean any United States Federal, state or local or any foreign governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body.

     "GOVERNMENTAL ORDER" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

     "HAZARDOUS MATERIAL" shall mean (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

     "HOLDERS" shall have the meaning specified in Section 10.02.

     "HOLDERS' REPRESENTATIVE" shall mean CMG@Ventures II, LLC.

     "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended through the date hereof, together with the rules and regulations promulgated thereunder.

     "IRS" shall mean the United States Internal Revenue Service.

     "LAW" shall mean any Federal, state, foreign or local statute, law, ordinance, regulation, rule, code, order, judgment, decree, other requirement or rule of law of the United States or any other jurisdiction.

     "MERGER" shall have the meaning specified in the recitals to this Agreement.

                                       4.

     "MERGER SUB" shall have the meaning specified in the preamble to this Agreement.

     "NASD" shall mean the National Association of Securities Dealers, Inc.

     "NNM" shall mean the NASDAQ National Market.

     "OTHER TRANSACTION" shall have the meaning specified in Section 6.05.

     "PARENT" shall have the meaning specified in the preamble to this Agreement.

     "PARENT 1997 10-K" shall have the meaning specified in Section 5.02.

     "PARENT COMMON STOCK" shall mean the Common Stock, no par value, of Parent.

     "PARENT DISCLOSURE SCHEDULE" shall mean the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement and forming a part hereof.

     "PARENT MATERIAL ADVERSE EFFECT" shall mean any change in or effect on the business of Parent and the Parent Subsidiaries that is, or could reasonably be expected to be, materially adverse to the business, prospects, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries taken as a whole.

     "PARENT PERMITS" shall have the meaning specified in Section 5.06.

     "PARENT REPORTS" shall have the meaning specified in Section 5.07(a).

     "PARENT STOCKHOLDERS' MEETING" shall have the meaning specified in Section 7.01(a).

     "PARENT STOCK PLANS" shall mean Parent's 1993 Stock Incentive Plan and 1997 Employer Non-Qualified Stock Option Plan.

     "PARENT SUBSIDIARIES" shall have the meaning specified in Section 5.01.

     "PERSON" shall mean an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

     "PREDECESSOR COMPANY" shall mean any and all predecessors of the Company (including any limited liability company).

     "PRESURRENDER DIVIDENDS" shall have the meaning specified in Section 3.03.

     "PROPOSAL" shall have the meaning specified in Section 7.01(a).

     "PROXY STATEMENT" shall have the meaning specified in Section 7.01(a).

                                       5.

     "REDEEMABLE PREFERRED" shall mean the Series A Redeemable Preferred Stock of Parent having the terms and provisions set forth on Exhibit A hereto.

     "REGISTRATION RIGHTS AND DISPOSITION RESTRICTION AGREEMENT" shall mean the Registration Rights and Disposition Restriction Agreement, dated as of July 30, 1998, among Parent and the persons named therein and attached hereto as Exhibit B.

     "REPRESENTATIVES" shall have the meaning specified in Section 6.04.

     "SEC" shall mean the Securities and Exchange Commission.

     "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

     "SERIES A" shall mean the Company's Series A Preferred Stock, $0.001 par value per share, consisting of 4,781,869 authorized shares.

     "SERIES B" shall mean the Company's Series B Preferred Stock, $0.001 par value per share, consisting of 2,625,000 authorized shares.

     "SERIES C" shall mean the Company's Series C Preferred Stock, $0.001 par value per share, consisting of 9,000,000 authorized shares.

     "SERIES C WARRANTS" shall mean the 143,429 warrants of the Company having an exercise price of $2.11512 and exercisable for 143,429 shares of Series C.

     "STOCK PURCHASE AGREEMENT" shall mean the Stock Purchase Agreement, dated as of July 30, 1998, among Parent and the investors named therein and attached hereto as Exhibit C.

     "STOCK PURCHASE TRANSACTION" shall mean the sale by Parent of 5,000,000 shares of Parent Common Stock pursuant to the Stock Purchase Agreement.

     "SUBSIDIARY" shall mean, with respect to any person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary of such person) owns, directly or indirectly, a majority of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     "SURVIVING CORPORATION" shall have the meaning specified in Section 2.01.

     "TAXES" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment,

                                       6.

social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

     "TAX RETURN" shall mean all returns, declarations, reports, forms, estimates, information returns and statements required to be filed in respect of any Taxes or to be supplied to a taxing authority in connection with any Taxes.

     "TERMINATING COMPANY BREACH" shall have the meaning specified in Section 9.01(e).

     "TERMINATING PARENT BREACH" shall have the meaning specified in Section 9.01(f).

     "U.S. GAAP" shall mean United States generally accepted accounting principles, applied on a consistent basis.

     "WARRANT NUMBER" means, if all or a portion of the Series C Warrants have not been exercised prior to the Effective Time, the number of shares of Series C issuable under Series C Warrants that have not been so exercised.


                                   ARTICLE II
                                   THE MERGER

     Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Business Corporation Act, at the Effective Time, the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Parent may, at its option, elect to amend this Agreement to provide for a merger of Merger Sub with and into the Company or Parent or one or more other affiliates of Parent (an "Alternative Merger"); provided, however, that (i) any such Alternative Merger shall not adversely affect the tax or accounting treatment provided for herein and shall not materially delay consummation of the transactions contemplated hereby, (ii) in the event of any such election, the Company shall have the opportunity to update the Company Disclosure Schedule to reflect additional items that are required to be set forth therein only as a result of any differences between the Alternative Merger structure and that of the Merger and (iii) Parent shall waive any failure to satisfy Section 8.03(a) or 8.03(b) to the extent such non-compliance results only from any differences between the Alternative Merger structure and that of the Merger.

     Section 2.02 Closing. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 9.01, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the Merger shall take place as promptly as practicable (and in any event within three business days) after satisfaction or

                                       7.

waiver of the conditions set forth in Article VIII, at a closing (the "Closing") to be held at the offices of Brobeck, Phleger & Harrison, One Market, Spear Street Tower, San Francisco, California, unless another date, time or place is agreed to by the Company and Parent.

     Section 2.03 Effective Time. At the time of the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of, the Business Corporation Act (the date and time of such filing, or such later time as may be agreed to by the parties hereto and specified in the Certificates of Merger, being the "Effective Time").

     Section 2.04 Effect of The Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Business Corporation Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 2.05 Certificate of Incorporation; Bylaws; Directors and Officers of Surviving Corporation. Unless otherwise agreed by the Company and Parent prior to the Effective Time, at the Effective Time:

          (a) the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided by Law and such certificate of incorporation or bylaws;

          (b) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until their successors are elected or appointed and qualified or until their resignation or removal; and

          (c) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until their successors are elected or appointed and qualified or until their resignation or removal.


                                   ARTICLE III
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

          Section 3.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

                                       8.

          (a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

          (b) Cancellation of Treasury Stock. Each share of Company Capital Stock that is owned by the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Capital Stock. Except as otherwise provided herein, each issued and outstanding share of Company Capital Stock (other than shares to be canceled in accordance with Section 3.01(b) and other than Dissenting Shares) shall be converted into the following (the "Merger Consideration"):

               (i) for each such share of Company Capital Stock with respect to which an election to receive cash ("Cash Consideration") has been effectively made and not revoked pursuant to Section 3.02 (determined on an as-converted basis with respect to Series A, Series B and Series C, "Electing Shares"), the right to receive in cash from Parent an amount equal to the quotient, rounded to nearest thousandth, obtained by dividing $30,000,000 minus the Cash-Out Amount by the number of Electing Shares (including Deemed Cash Electing Shares under
Section 3.02(f)) and Dissenting Shares (the "Cash Consideration"); and

               (ii)for each such share of Company Capital Stock other than Electing Shares, the right to receive from Parent a number of duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock, and, if 4460 Pro-Ration is required, Redeemable Preferred (the "Stock Consideration") equal to the Conversion Number. The "Conversion Number" means the quotient, rounded to the nearest thousandth, or if there shall not be a nearest thousandth, the next higher thousandth, obtained by dividing (A) 5,000,000 minus the product of the Warrant Number times 0.5388 by (B) the number of non-Electing Shares (determined on an as-converted basis with respect to Series A, Series B and Series C) and Deemed Stock Electing Shares.

          (d) Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Capital Stock held by a person (a "Dissenting Shareholder") who shall not have voted to adopt this Agreement or consented thereto in writing and who shall have properly demanded appraisal for such shares in accordance with Section 262 of the Business Corporation Act ("Dissenting Shares") shall not be converted as described in Section 3.01(c), unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If, after the Effective Time, such Dissenting Shareholder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shareholder's shares of Company Capital Stock shall no longer be considered Dissenting Shares for the purposes of this Agreement and shall thereupon be deemed to have been converted into and to have been exchangeable for, at the Effective Time, the right to receive for each such share the amount in cash (and, if applicable, the number of shares of Parent Common Stock), without interest, that a holder of a share who had not demanded appraisal (a "Nondissenting Share") of Company Capital Stock and who had made a Cash Election (as defined below) with respect to such

                                       9.

Nondissenting Share pursuant to Section 3.02 prior to the Election Date (as defined below) would have received with respect to such Nondissenting Share after giving effect to Sections 3.02(e) and (f) (it being understood that no adjustment shall be made to the proration computation (if any) made following the Election Date to give effect to the withdrawal of, or the failure to perfect, the demand for appraisal with respect to such Dissenting Shares). The Company shall give Parent (i) prompt notice of any demands for appraisal of shares of Company Capital Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle, offer to settle or otherwise negotiate, any such demands.

          (e) Cancellation of Company Capital Stock. As of the Effective Time, all shares of Company Capital Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Capital Stock (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration and any cash in lieu of fractional shares to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with
Section 3.03 or 3.05, without interest, or, in the case of Dissenting Shareholders, if any, the rights, if any, accorded under Section 262 of the Business Corporation Act.

     Section 3.02 Cash Elections

          (a) Each person who, on or prior to the Election Date referred to in
Section 3.02(c) below, is a record holder of shares of Company Capital Stock will be entitled, with respect to all or a portion of his shares, to make an unconditional election (a "Cash Election") on or prior to such Election Date to receive the Cash Consideration, on the basis hereinafter set forth.

          (b) Parent shall prepare and deliver a form of election, which form shall be substantially as set forth in Exhibit D hereto (the "Form of Election"), to the record holders of Company Capital Stock as of July 30, 1998, which Form of Election shall be used by each record holder of shares of Company Capital Stock who wishes to elect to receive the Cash Consideration for any or all shares of Company Capital Stock held by such holder. Any shareholder's election to receive the Cash Consideration shall have been properly made only if Parent shall have received at its designated office, by 5:00 p.m., San Francisco time, August 20, 1998 (the "Election Date") a Form of Election properly completed and signed.

          (c) Any Form of Election may be revoked by the shareholder submitting it to Parent only by written notice received by Parent prior to 5:00 p.m., San Francisco time, on the Election Date.

          (d) The determination by Parent of whether or not Cash Elections have been properly made or revoked pursuant to this Section 3.02 and of when Cash Elections and revocations were received by it shall be binding. If Parent determines that any Cash Election was not properly made with respect to shares of Company Capital Stock, such shares shall be

                                      10.

treated as shares that were not Electing Shares at the Effective Time, and such shares shall be converted in the Merger into the right to receive Stock Consideration pursuant to Section 3.01. The Parent shall also make all computations as to the proration contemplated by Sections 3.03(e) and (f), and any such computation shall be conclusive and binding on the holders of shares of Company Capital Stock.

          (e) Notwithstanding anything in this Agreement to the contrary, the maximum aggregate amount of cash that may be paid to holders of Company Capital Stock pursuant to this Article III (the "Cash Cap") shall be equal to $30,000,000 minus the Cash-Out Amount and cash shall not be paid with respect to more than 30% (the "Cash Percentage") of the outstanding shares of Company Capital Stock. If the percentage of actual Electing Shares (the "Actual Percentage") exceeds the Cash Percentage, then each Electing Share shall be converted into the right to receive cash and shares of Parent Common Stock in accordance with the terms of Section 3.01 in the following manner:

               (i) a cash proration factor (the "Cash Proration Factor") shall be determined by dividing the Cash Percentage by the Actual Percentage; and

               (ii)each Electing Share shall be converted into the right to receive (x) cash in an amount equal to the product of (A) what such Electing Share would have received if Electing Shares equaled exactly the Cash Percentage and (B) the Cash Proration Factor (such product, the "Prorated Cash Amount") and
(y) a number of shares of Parent Common Stock determined pursuant to Section 3.01(c)(ii) and subparagraph (f) below.

          (f) Notwithstanding anything in this Agreement to the contrary, the maximum number of shares of Parent Common Stock and Redeemable Preferred that may be issued to holders of Company Capital Stock pursuant to this Article III (the "Stock Cap") shall be equal to 5,000,000 minus the product of the Warrant Number times 0.5388 and shall not be paid with respect to more than 70% (the "Stock Percentage") of the outstanding shares of Company Capital Stock. If the number of non-Electing Shares (the "Actual Stock Percentage") exceeds the Stock Percentage then each non-Electing Share shall be converted into the right to receive cash and shares of Parent Common Stock in accordance with the terms of
Section 3.01 in the following manner:

               (i) a stock proration factor (the "Stock Proration Factor") shall be determined by dividing the Stock Percentage by the Actual Stock Percentage; and

               (ii)each non-Electing Share shall be converted into the right to receive (x) a number of shares of Parent Common Stock equal to the product of
(A) the number of shares of Parent Common Stock that such non-Electing Share would have received under Section 3.01(c)(ii) if the Actual Stock Percentage equaled the Stock Percentage and (B) the Stock Proration Factor (such product, the "Prorated Stock Amount") and (y) cash in an amount determined pursuant to
Section 3.01(c)(i).

          (g) The aggregation of the portion of Electing Shares that are subject to proration under subsection (f) are referred to herein as "Deemed Stock Electing Shares"; and the aggregate

                                      11.

of the portion of non-Electing Shares that are subject to proration under subsection (e) are referred to herein as "Deemed Cash Electing Shares."

     Section 3.03 Exchange Of Shares Other Than Treasury Shares And Dissenting Shares. Parent will act as exchange agent to effect the exchange of shares of Company Capital Stock (other than Dissenting Shares) for Parent Common Stock, cash and Redeemable Preferred in accordance with the provisions of this Article III (the "Exchange Agent"). From time to time after the Effective Time, Parent shall deposit, or cause to be deposited, certificates representing Parent Common Stock and Redeemable Preferred for conversion of shares of Company Capital Stock (other than Dissenting Shares) in accordance with the provisions of Section 3.01 (such certificates, together with any dividends or distributions with respect thereto, being herein referred to as the "Exchange Fund"). Commencing immediately after the Effective Time, each holder of a certificate or certificates theretofore representing shares of Company Capital Stock (other than Dissenting Shares) may surrender the same to Parent. Such holder shall be entitled upon such surrender to receive in exchange therefor the Merger Consideration and a certificate or certificates representing the number of full shares of Parent Common Stock (and Redeemable Preferred) into which the shares of Company Capital Stock theretofore represented by the certificate or certificates so surrendered shall have been converted in accordance with the provisions of Section 3.01, together with a cash payment in lieu of fractional shares, if any, in accordance with Section 3.05, and all such shares of Parent Common Stock (and Redeemable Preferred) shall be deemed to have been issued at the Effective Time. Until so surrendered and exchanged, each outstanding certificate which, prior to the Effective Time, represented issued and outstanding shares of Company Capital Stock shall be deemed for all corporate purposes of Parent, other than the payment of dividends and other distributions, if any, to evidence ownership of the number of full shares of Parent Common Stock into which the shares of Company Capital Stock theretofore represented thereby shall have been converted at the Effective Time. Unless and until any such certificate theretofore representing shares of Company Capital Stock is so surrendered, no dividend or other distribution, if any, payable to the holders of record of Parent Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of such certificate in respect thereof. Upon the surrender of any such certificate theretofore representing shares of Company Capital Stock, however, the record holder of the certificate or certificates representing shares of Parent Common Stock (or shares of Redeemable Preferred) issued in exchange therefor shall receive from Parent, payment of the amount of dividends and other distributions, if any, which as of any date subsequent to the Effective Time and until such surrender shall have become payable with respect to such number of shares of Parent Common Stock (or shares of Redeemable Preferred) ("Presurrender Dividends"). No interest shall be payable with respect to the payment of Presurrender Dividends upon the surrender of certificates theretofore representing shares of Company Capital Stock. Notwithstanding the foregoing provisions of this Section 3.03, risk of loss and title to such certificates representing shares of Company Capital Stock (or Redeemable Preferred) shall pass only upon proper delivery of such certificates to Parent, and no party hereto shall be liable to a holder of shares of Company Capital Stock for any Parent Common Stock (or Redeemable Preferred) or dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law or to a transferee pursuant to
Section 3.04.

                                      12.

     Section 3.04 Stock Transfer Books. At the Effective Time, each of the stock transfer books of the Company with respect to shares of Company Capital Stock shall be closed, and there shall be no further registration of transfers of shares of Company Capital Stock thereafter on the records of any such stock transfer books. In the event of a transfer of ownership of shares of Company Capital Stock that is not registered in the stock transfer records of the Company, at the Effective Time, a certificate or certificates representing the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been converted shall be issued to the transferee together with the remainder of the Merger Consideration and a cash payment in lieu of fractional shares, if any, in accordance with Section 3.05, and a cash payment in the amount of Presurrender Dividends, if any, in accordance with
Section 3.03, if the certificate or certificates representing such shares of Company Capital Stock is or are surrendered as provided in Section 3.03, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer tax.

     Section 3.05 No Fractional Share Certificates. Unless Parent otherwise determines, no scrip or fractional share certificates for Parent Common Stock (or Redeemable Preferred) shall be issued upon the surrender for exchange of certificates evidencing shares of Company Capital Stock, and an outstanding fractional share interest shall not entitle the owner thereof to vote, to receive dividends or to any rights of a stockholder of Parent or of the Surviving Corporation with respect to such fractional share interest. In lieu of fractional shares, each holder of shares of Company Capital Stock who, except for the provisions of this Section 3.05, would be entitled to receive a fractional share of Parent Common Stock (or Redeemable Preferred) shall, upon surrender of the certificate or certificates representing shares of Company Capital Stock, be entitled to receive an amount in cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying (a) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Capital Stock held at the Effective Time by such holder) by (b) the closing price for a share of Parent Common Stock on the NNM on the first business day immediately prior to the Effective Time

     Section 3.06 Options And Warrants To Purchase Company Common Stock. At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (each, a "Company Stock Option") and Series C Warrant which is outstanding and unexercised, and unvested in the case of Company Stock Options, immediately prior to the Effective Time shall be assumed by Parent and converted into an option or warrant to purchase shares of Parent Common Stock in such number and at such exercise price as provided below and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the Merger):

          (a) the number of shares of Parent Common Stock to be subject to the new option or warrant shall be equal to the product of (i) the number of shares of Company Common Stock subject to the original option or warrant and (ii) 0.5388;

                                      13.

          (b) the exercise price per share of Parent Common Stock under the new option or warrant shall be equal to the quotient of (i) the exercise price per share of Company Common Stock under the original option or warrant divided by
(ii) 0.5388; and

          (c) upon each exercise of options or warrants by a holder thereof, the aggregate number of shares of Parent Common Stock deliverable upon such exercise shall be rounded down, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent.

     The adjustments provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code.

     Section 3.07 Certain Adjustments. If between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or Parent Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, or the number of shares of Company Capital Stock on a fully diluted basis is in excess of that specified in Section
4.03 and disclosed in 4.03 of the Company Disclosure Schedule (regardless of whether such excess is a result of an additional issuance of capital stock or a correction to such Sections), then the exchange ratios established pursuant to the provisions of Section 3.01 shall be adjusted accordingly to provide to the holders of Company Capital Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange, dividend or increase.

     Section 3.08 Undistributed Amounts. Any portion of the Exchange Fund or the Cash Deposit which remains undistributed for one year after the Effective Time shall be delivered to Parent, and any holder of Company Capital Stock who has not theretofore complied with the provisions of this Article III shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock or the Redeemable Preferred, as the case may be, or any cash in lieu of fractional shares of Parent Common Stock and any Presurrender Dividends.


                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub that:

     Section 4.01 Organization and Qualification; Subsidiaries.

          (a) The Company and each directly and indirectly owned subsidiary of the Company (the "Company Subsidiaries") has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its

                                      14.

business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals is not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that are not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b) Section 4.01 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of each Company Subsidiary, together with (i) the jurisdiction of incorporation or organization of each Company Subsidiary and the percentage of each Company Subsidiary's outstanding capital stock or other equity interests owned by the Company or another Company Subsidiary and (ii) an indication of whether each Company Subsidiary is a "Significant Subsidiary" as defined in Regulation S-X under the Exchange Act. Except as set forth in Section 4.01 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns an equity interest in any partnership or joint venture arrangement or other business entity that is material to the financial condition, results of operations, business or prospects of the Company and the Company Subsidiaries, taken as a whole.

     Section 4.02 Certificate of Incorporation and Bylaws. Except as set forth in Section 4.02 of the Company Disclosure Schedule, the copies of the Company's certificate of incorporation and bylaws that attached hereto as Annex A are true, complete and correct copies thereof. Such certificate of incorporation and bylaws are in full force and effect. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

     Section 4.03 Capitalization. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 16,406,869 shares of preferred stock. As of the date hereof (i) no shares of Company Common Stock are issued and outstanding, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) no shares of Company Common Stock are held by the Company Subsidiaries, (iv) no shares of Company Common Stock are reserved for future issuance pursuant to employee stock options or stock incentive rights granted under the Company Stock Plans, (v) 143,429 shares of Series C are reserved for future issuance pursuant to outstanding warrants to purchase shares of Series C, (vi) 2,648,121 shares of Series A are issued and outstanding, (vii) 2,625,000 of Series B are issued and outstanding, and (viii) 7,140,095 shares of Series C are issued and outstanding. Except for shares of Company Common Stock issuable pursuant to the Company Stock Plans or pursuant to agreements or arrangements described in Section 4.03 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Section 4.03 of the Company

                                      15.

Disclosure Schedule sets forth a complete and correct list as of the date hereof of (w) the number of options to purchase Company Common Stock and warrants to purchase Series C Warrants outstanding and the number of shares of Company Common Stock or Series C issuable thereunder, (x) the exercise price of each such outstanding stock option and warrant, (y) the vesting schedule of each such outstanding stock option and (z) the grantee or holder of each such option and warrant. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except in accordance with the terms of the Series C Warrants, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or any capital stock of any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. Except as set forth in Section 4.03 of the Company Disclosure Schedule, there are no material outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person.

     Section 4.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Company Voting Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and, to the Company's knowledge, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions except the approval of this Agreement and the Merger by holders of a majority of the Company Capital Stock and a majority of the Series B and Series C, voting together as a class, and for the filing and recordation of the Certificate of Merger as required by the Business Corporation Act. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company has taken corporate action necessary under the Business Corporation Act to approve the Company Voting Agreement.

     Section 4.05 No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the certificate of incorporation or bylaws of the Company or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.05(b)

                                      16.

have been obtained and all filings and notifications described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) except as set forth in Section 4.05(a) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which, with the giving of notice or lapse of time or both, could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses
(ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which are not reasonably expected, individually or in the aggregate,
(A) to have a Company Material Adverse Effect or (B) to prevent or materially delay the performance by the Company of its obligations pursuant to this Agreement or the consummation of the Merger.

          (b) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by the Company with or notification by the Company to, any Governmental Entity, except the premerger notification requirements of the HSR Act, if any, and the filing and recordation of the Certificate of Merger as required by the Business Corporation Act, and as set forth in Section 4.05(b) of the Company Disclosure Schedule.

     Section 4.06 Permits; Compliance With Laws. The Company and the Company Subsidiaries are in possession of (i) all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to produce, store, distribute and market its products or otherwise to carry on its business as it is now being conducted and (ii) agreements from all Federal, state, foreign and local governmental agencies and accrediting and certifying organizations having jurisdiction over such facility or facilities that are required to operate the facility or facilities in the manner in which it or they are currently operated (collectively, the "Company Permits"), except where the failure to have, or the suspension or cancellation of, any of the Company Permits could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits are not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (ii) any Company Permits, except in the case of clauses (i) and (ii) for any such conflicts, defaults or violations that are not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received notice from the

                                      17.

regulatory authorities that enforce the statutory or regulatory provisions of any pending or threatened investigations or surveys, and no such investigations or surveys are pending or, to the knowledge of the Company, threatened or imminent that are reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.06 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, all actions, proceedings, investigations or surveys pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that could reasonably be expected to result in (i) the loss or revocation of a Company Permit or (ii) the suspension or cancellation of any other Company Permit. Except as set forth in Section 4.06 of the Company Disclosure Schedule, since June 30, 1996, neither the Company nor any Company Subsidiary has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws, except for written notices relating to possible conflicts, defaults or violations that are not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 4.07 Financial Statements.

          (a) The Company has provided to Parent consolidated financial statements for the fiscal year ended January 31, 1998, and for the periods ended April 30, 1998 and June 30, 1998 (collectively and as amended, the "Company Reports").

          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of the Company and the consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which did not have and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect).

          (c) Except as and to the extent set forth or reserved against on the consolidated balance sheet of the Company and the Company Subsidiaries as reported in the Company Reports, including the notes thereto, none of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 1998 that have not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 4.08 Absence of Certain Changes or Events. Since June 30, 1998, except as contemplated by or as disclosed in this Agreement or, as set forth in
Section 4.08 of the Company Disclosure Schedule , the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and, since such date,

                                      18.

there has not been (i) any Company Material Adverse Effect, (ii) any event that could reasonably be expected to prevent or materially delay the performance of its obligations pursuant to this Agreement and the consummation of the Merger by the Company, (iii) any material change by the Company in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of Company Capital Stock or any redemption, purchase or other acquisition of any of the Company's securities or (v) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of the Company or any Company Subsidiary except in the ordinary course of business consistent with past practice.

     Section 4.09 Employee Benefit Plans; Labor Matters

          (a) Section 4.09(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary, (ii) each employee benefit plan for which the Company or any Company Subsidiary could incur liability under
Section 4069 of ERISA in the event such plan has been or were to be terminated,
(iii) any plan in respect of which the Company or any Company Subsidiary could incur liability under Section 4212(c) of ERISA and (iv) any contracts, arrangements or understandings between the Seller or any of its affiliates and any employee of the Company or of any Company Subsidiary, including, without limitation, any contracts, arrangements or understandings relating to the sale of the Company (collectively, the "Company Benefit Plans"). With respect to each Company Benefit Plan, the Company has delivered or made available to Parent a true, complete and correct copy of (i) such Company Benefit Plan and the most recent summary plan description related to such Company Benefit Plan, if a summary plan description is required therefor, (ii) each trust agreement or other funding arrangement relating to such Company Benefit Plan, (iii) the most recent annual report (Form 5500) filed with the IRS) with respect to such Company Benefit Plan, (iv) the most recent actuarial report or financial statement relating to such Company Benefit Plan and (v) the most recent determination letter issued by the IRS with respect to such Company Benefit Plan, if it is qualified under Section 401(a) of the Code. Except as disclosed on Section 4.09(a) of the Company Disclosure Schedule, there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary. Neither the Company

                                      19.

nor any Company Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create and incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

          (b) None of the Company Benefit Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Company Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). None of the Company Benefit Plans provide for or promise retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary.

          (c) Each Company Benefit Plan has been administered in all material respects in accordance with its terms, and all contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement. Except as set forth in Section 4.09(c) of the Company Disclosure Schedule, with respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any Company Subsidiary could be subject to any liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable Law which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No legal action, suit or claim is pending or threatened with respect to any Company Benefit Plan (other than claims for benefits in the ordinary course).

          (d) The Company on behalf of itself and all of the Company Subsidiaries hereby represents that, other than as disclosed in Section 4.09(d) of the Company Disclosure Schedule or where the failure of such representation to be true could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and to the Company's knowledge no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust; (ii) each trust maintained or contributed to by the Company or any Company Subsidiary which is intended to be qualified as a voluntary employees' beneficiary association and which is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and to the Company's knowledge no fact or event has occurred since the date of such determination by the IRS to adversely affect such qualified or exempt status; (iii) to the Company's knowledge there

                                      20.

has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan; (iv) neither the Company nor any Company Subsidiary has incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and to the Company's knowledge no fact or event exists which could give rise to any such liability; (v) no complete or partial termination has occurred within the five years preceding the date hereof with respect to any Company Benefit Plan; (vi) no reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any Company Benefit Plan subject to Title IV of ERISA;
(vii) no Company Benefit Plan had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Company Benefit Plan;
(viii) none of the assets of the Company or any Company Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; neither the Company nor any Company Subsidiary has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security; (ix) all contributions, premiums or payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates; (x) all such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any government entity and no fact or event exists which could give rise to any such challenge or disallowance; and (xi) as of the Effective Time, no Company Benefit Plan which is subject to Title IV of ERISA will have an "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA).

          (e) Except as set forth in Section 4.09(e) of the Company Disclosure Schedule, to the Company's knowledge, the Company and the Company Subsidiaries are in compliance with the requirements of the Americans With Disabilities Act.

          (f) The Company and the Company Subsidiaries are in compliance with the requirements of the Workers Adjustment and Retraining Notification Act ("WARN") and have no liabilities pursuant to WARN.

          (g) Except as set forth in Section 4.09(g) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any Company Subsidiary, except where such dispute, strike or work stoppage could not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, none of the Company, any Company Subsidiary, or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of the Company or any Company Subsidiary, and there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending or

                                      21.

threatened in writing, except where such unfair labor practice, charge or complaint could not reasonably be expected to have a Company Material Adverse Effect.

          (h) The Company has delivered to Parent true, complete and correct copies of (i) all employment agreements with officers and all consulting agreements of the Company and each Company Subsidiary providing for annual compensation in excess of $100,000, (ii) all severance plans, agreements, programs and policies of the Company and each Company Subsidiary with or relating to their respective employees or consultants, and (iii) all plans, programs, agreements and other arrangements of the Company and each Company Subsidiary with or relating to their respective employees or consultants which contain "change of control" provisions.

          (i) The Company has approximately 75 full-time equivalent employees and generally enjoys good employer-employee relations. The Company is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any employees, neither the Company nor Parent or the Surviving Corporation will by reason of the Merger or anything done prior to the Effective Time be liable to any of such employees for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with the Company's normal policies and as is provided in the Company Disclosure Schedule). True and complete information as to all current directors, officers, employees or consultants of the Company, including, in each case, name, current job title, base salary, bonus potential, commissions and termination obligations has been previously furnished to Parent.

          (j) Section 4.09(j) of the Company Disclosure Schedule lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, "golden parachute" and other like benefits paid or payable (in cash or otherwise) in 1996 and 1997 the date of employment and a description of position and job function of each current salaried employee, officer, director, consultant or agent of the Company or any Company Subsidiary whose annual compensation exceeded (or, in 1998, expected to exceed) $100,000.

     Section 4.10 Certain Tax Matters. Except as disclosed in the Company Reports, neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that could reasonably be expected to prevent the Merger from constituting a transaction qualifying under Section 368 of the Code. The Company is not aware of any agreement, plan or other circumstances that could reasonably be expected to prevent the Merger from so qualifying under
Section 368 of the Code.

     Section 4.11 Contracts; Debt Instruments. Except as disclosed herein or in
Section 4.11 of the Company Disclosure Schedule, there is no contract or agreement that is material to the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole (each, a "Company Material Contract"). Except as disclosed herein or in Section 4.11 of the Company Disclosure Schedule, neither the Company nor any

                                      22.

Company Subsidiary is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice could reasonably be expected to cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, license, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound other than such violation or default that could not reasonably be expected to result in a Company Material Adverse Effect.

     Section 4.12 Litigation. Except as disclosed in Section 4.12 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary before any Governmental Entity. Except as disclosed in Section 4.12 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction or decree which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 4.13 Environmental Matters. Except as disclosed in Section 4.13 of the Company Disclosure Schedule (i) the Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws; (ii) all past noncompliance of the Company or any Company Subsidiary with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability; and (iii) neither the Company nor any Company Subsidiary has released a Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by the Company or any Company Subsidiary, in violation of any Environmental Law.

     Section 4.14 Intellectual Property

          (a) Company Intellectual Property. All patents, trademarks, trade names, service marks, trade dress, Internet domain names, copyrights and any renewal rights therefor, technology, supplier lists, trade secrets, know-how, computer software programs or applications in both source and object code form, technical documentation of such software programs ("Technical Documentation"), registrations and applications for any of the foregoing and all other tangible or intangible proprietary information or materials that are or have been used (including without limitation in the development of) the Company's business and/or in any product, technology or process (i) currently being or formerly manufactured, published or marketed by the Company or (ii) previously or currently under development for possible future manufacturing, publication, marketing or other use by the Company are hereinafter referred to as the "Company Intellectual Property."

          (b) Applications and Registrations. The Company Disclosure Schedule contains a true and complete list of all of the Company's patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, Internet domain names, Internet domain name applications, copyrights and copyright registrations and applications and other filings and formal actions made or taken pursuant to Federal, state, local and foreign laws by the Company to protect its interests in the Company Intellectual Property.

                                      23.

          (c) Rights to Company Intellectual Property. The Company Intellectual Property consists solely of items and rights which are: (i) owned by the Company; (ii) in the public domain; or (iii) rightfully used by the Company and its successors pursuant to a valid license. The Company has all rights in the Company Intellectual Property necessary to carry out the Company's current activities (and had all rights necessary to carry out its former activities at the time such activities were being conducted), including without limitation, to the extent required to carry out such activities, rights to make, use, reproduce, modify, adopt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell the Company Intellectual Property.

          (d) Third Party Claims. To the Company's knowledge, reproduction, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Company licensing, sublicensing, sale or any other exercise of rights in any Company Intellectual Property, product, work, technology or process as now used or offered or proposed for use, licensing or sale by the Company does not infringe on any copyright, trade secret, trademark, service mark, trade name, trade dress, firm name, Internet domain name, logo, trade dress, mask work or of any person or the patent of any person. No claims (i) challenging the validity, effectiveness or ownership by the Company of any of the Company Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, work, technology or process as now used or offered or proposed for use, licensing, sublicensing or sale by the Company infringes or will infringe on any intellectual property or other proprietary right of any person have been asserted or, to the knowledge of Company, are threatened by any person, nor are there, to the Company's knowledge, any valid grounds for any bona fide claim of any such kind; provided that with respect to the third-party software listed in
Section 4.14 of the Company Disclosure Schedule, the foregoing shall apply only to the best of the Company's knowledge. All registered, granted or issued patents, trademarks, Internet domain names and copyrights held by the Company are enforceable and subsisting. To the best of Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, employee or former employee.

          (e) Royalties. Except as set forth on the Company Disclosure Schedule, there are no royalties, fees, honoraria or other payments payable by the Company to any person or entity by reason of the ownership, development, use, license, sale or disposition of the Company Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business.

          (f) Personnel. Except as set forth in Section 4.14(f) of the Company Disclosure Schedule, all personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Company Intellectual Property on behalf of the Company, have executed nondisclosure agreements in the form set forth on the Company Disclosure Schedule and either (i) have been a party to a "work-for-hire" arrangement or agreements with the Company in accordance with applicable national and state law that has accorded the Company full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of

                                      24.

assignment in favor or the Company as assignee that have conveyed to the Company effective and exclusive ownership of all tangible and intangible property thereby arising.

          (g) Third Party Agreements. The Company is not, nor as a result of the execution or delivery of this Agreement, or performance of the Company's obligations hereunder, will Company be, in violation of any license, sublicense, agreement or instrument to which the Company is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of Company's obligations hereunder, cause the diminution, termination or forfeiture of any Company Intellectual Property except as would not result in a Company Material Adverse Effect.

          (h) Company Software Programs. Section 4.14(h) of the Company Disclosure Schedule contains a true and complete list of all of Company's Software Programs (the "Software Programs"). The Company owns full and unencumbered right and good, valid and marketable title to such Software Programs free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind.

          (i) Protection. The source code and system documentation relating to the Software Programs (i) have at all times been maintained in strict confidence, (ii) have been disclosed by the Company only to employees who have a "need to know" the contents thereof in connection with the performance of their duties to the Company and who have executed the nondisclosure agreements referred to in Section 4.14, and (iii) have not been disclosed to any third party.

          (j) Third-Party Software. The Company Disclosure Schedule contains a complete list of (i) material software libraries, compilers and other third-party software used in the development of the Software Programs and (ii) material software systems and applications used by the Company in the operation of its business. The Company Disclosure Schedule lists all license agreements for the use of all such software and, if any such software is not licensed, the basis of the use of such software by the Company. All use of each of such software product by the Company has been in full compliance with the respective license agreement or other right of use listed on the Company Disclosure Schedule.

          (k) Contract Performance. The Company has observed all material provisions of, and performed all of their material obligations under, the License Agreements. The Company has not taken any action that could cause, or failed to take any action, except that Company has not filed any copyright registrations or patent applications with respect to the Company Intellectual Property, the failure of which could cause, (i) any source code, trade secret or other Company Intellectual Property to be released from an escrow or otherwise made available to any person or entity other than those person described in
Section 4.14, dedicated to the public or otherwise placed in the public domain or (ii) any other material adverse affect to the protection of the Software Programs under trade secret, copyright, patent or other intellectual property laws.

          (l) Year 2000. The Software Programs (i) have been designed to ensure year 2000 compatibility, which should include, but is not limited to, date data century recognition, and calculations that accommodate same century and multi-century formulas and date values; (ii)

                                      25.

operate and will operate in accordance with their specifications prior to, during and after the calendar year 2000 AD; and (iii) shall not end abnormally or provide invalid or incorrect results as a result of date data, specifically including date data which represents or references different centuries or more than one century; provided, however, that the Company makes no representations concerning any website or operating system of a customer using the Software Program.

     Section 4.15 Taxes. The Company on behalf of itself and all of the Company Subsidiaries hereby represents that, other than as disclosed in Section 4.15(a) of the Company Disclosure Schedule: (a) the Company and the Company Subsidiaries have filed all United States Federal income tax and all other material Tax Returns required to be filed by them, and the Company and the Company Subsidiaries have paid and discharged all Taxes due in connection with or with respect to the filing of all Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent any such proceedings are required) and with respect to which the Company is maintaining reserves to the extent currently required in all material respects adequate for their payment; (b) neither the IRS nor any other taxing authority or agency is now asserting or, to the best of the Company's knowledge, threatening to assert against the Company or any of the Company Subsidiaries any deficiency or claim for additional Taxes other than additional Taxes with respect to which the Company is maintaining reserves in all material respects adequate for their payment, and there are no requests for information currently outstanding that could affect the Taxes of the Company or any Company Subsidiaries; (c) neither the Company nor any of the Company Subsidiaries is currently being audited by any taxing authority; (d) there are no tax liens on any assets of the Company or any Company Subsidiary; (e) neither the Company nor any of the Company Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (f) the accruals and reserves for taxes reflected in the unaudited balance sheet as of January 31, 1998 are in all material respects adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with U.S. GAAP; (g) neither the Company nor any of the Company Subsidiaries is required to include in income any amount in respect of any adjustment under Section 481 of the Code; (h) neither the Company nor any of the Company Subsidiaries is a party to any agreement, contract or arrangement that may result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code, determined without regard to Section 280G(b)(4) of the Code; (i) neither the Company nor any of the Company Subsidiaries owns any real property of a character, the transfer of which would give rise to (x) a revaluation of such property for purposes of any ad valorem or similar tax, or
(y) any documentary, stamp or other transfer tax; and (j) neither the Company nor any of the Company Subsidiaries has an "excess loss account" for purposes of the treasury regulations promulgated under Section 1502 of the Code. Within ten days after the date hereof, the Company and the Company Subsidiaries will make available to Parent or its legal counsel for inspection copies of all income and sales and use tax returns for all periods since the date of the Company's and the Company Subsidiaries' incorporation. The Company has delivered to the Parent true and complete copies of Federal, state, local and foreign Tax Returns and the related Form K-1's of the Predecessor Company, and the members thereof for each of the years ended December 31, 1997, 1996 and 1995 and all revenue agent's reports and other written assertions

                                      26.

of deficiencies or other liabilities for Taxes with respect to the Predecessor Company for past periods for which the applicable statute of limitations has not expired. None of such Tax Returns is or has been subject to audit. The Company will provide to the Parent copies of any such reports or written assertions received after the date hereof within ten days of their first being received by the Company. The Company has complied with all applicable laws, rules and regulations relating to the withholding of Taxes and has timely collected or withheld and paid over (and up to the Effective Time will have timely collected or withheld and paid over) to the proper Governmental Entities all amounts required to be so collected or withheld and paid over for all periods up to the Effective Time under all applicable laws. There are not currently in effect any waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Return that relates to the Company, and no request for any such waiver or extension is pending. There are no Tax rulings, requests for rulings or closing agreements relating to the Company that could affect its liability for Taxes for any period after the Effective Time. The Company does not have any contractual obligation to indemnify any other Person with respect to Taxes, or any obligation to make distributions in respect of Taxes. No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by such jurisdiction. No power of attorney has been granted by the Company with respect to any matter relating to Taxes, which power of attorney is currently in force. The Company has not filed a consent under Section 341(f) of the Code or any comparable provision of state law.

     Section 4.16 Properties. Except as set forth in Section 4.16 of the Company Disclosure Schedule, the Company and the Company Subsidiaries have good and marketable title, free and clear of all liens, to all their material properties and assets, whether tangible or intangible, real, personal or mixed, except as would not result in (i) a Company Material Adverse Effect, and (ii) liens arising in the ordinary course of business. All buildings, and all fixtures, equipment and other property and assets that are material to its business on a consolidated basis, held under leases or sub-leases by the Company or any Company Subsidiary are held under valid instruments enforceable in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity). Substantially all of the Company's and the Company Subsidiaries' equipment in regular use has been reasonably maintained and is in serviceable condition, reasonable wear and tear excepted.

     Section 4.17 Affiliates. Section 4.17 of the Company Disclosure Schedule sets forth the name and address of each person who is, in the Company's reasonable judgment, an Affiliate of the Company.

     Section 4.18 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

     Section 4.19 Certain Business Practices. None of the Company, any Company Subsidiary or any directors, officers, agents or employees of the Company or any Company Subsidiary (in their capacities as such) has (i) used any funds for unlawful contributions, gifts,

                                      27.

entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

     Section 4.20 Transaction Expenses. Section 4.20 of the Company Disclosure Schedule sets forth the Company's current, good faith, itemized estimate of the fees and expenses the Company will incur in connection with consummating the Merger and the other transactions contemplated hereby.

     Section 4.21 Interested Party Transactions. Except as set forth in Section
4.21 of the Company Disclosure Schedule, since January 31, 1998 no executive officer, director or stockholder of the Company or any of the Company Subsidiaries has engaged in any business dealings with the Company or any of the Company Subsidiaries (other than any such business dealings that would not required to be disclosed in a proxy statement satisfying the requirements of Regulation 14A promulgated under the Exchange Act filed on the date hereof). Except for normal compensation received as employees or directors, no officer, director or stockholder of the Company, and no entity known by the Company to be controlled by any officer, director or stockholder of the Company:

          (a) is directly or indirectly engaged in business as a competitor, lessor, lessee, customer or supplier of the Company; owns directly or indirectly any interest (excepting no more than five percent stockholdings for investment purposes in securities of publicly held companies) in any Person that is directly or indirectly engaged in business as a competitor, lessor, lessee, franchisee, customer or supplier of the Company; or is an officer, director, employee or consultant of any such person;

          (b) owns directly or indirectly, in whole or in part, any material tangible or intangible property that the Company uses;

          (c) has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for claims in the ordinary course of business, such as for accrued vacation pay, and similar matters in agreements existing on the date hereof; or

          (d) has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any Person of which any officer or director of the Company is a partner or stockholder (excepting no more than five percent stockholdings for investment purposes in securities of publicly held companies).

     Section 4.22 Business Activity Restrictions. There is no agreement (noncompetition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any officer, employee or consultant of the Company is a party or that otherwise is binding upon the Company or such officer, employee or consultant that has or reasonably could be expected to

                                      28.

have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. The Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.


                                    ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

     Section 5.01 Organization And Qualification; Subsidiaries. (a) Parent, Merger Sub and each other subsidiary of Parent (the "Parent Subsidiaries") has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals are not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent, Merger Sub and each other Parent Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that is not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     Section 5.02 Certificate Of Incorporation And Bylaws. The copies of Parent's articles of incorporation and bylaws that are incorporated by reference as exhibits to Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Parent 1997 10-K") are true, complete and correct copies thereof. Parent has heretofore furnished the Company with true, complete and correct copies of the certificate of incorporation and bylaws of Merger Sub. Such certificate or articles of incorporation, as the case may be, and bylaws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate or articles of incorporation, as the case may be, or bylaws.

     Section 5.03 Capitalization. The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 25,000,000 shares of preferred stock. As of May 12, 1998 (i) 36,925,046 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Parent Common Stock are held by the Parent Subsidiaries and (iii) no shares of Parent Preferred Stock are issued and outstanding. Except for the shares of Parent Common Stock issuable pursuant to the Parent Stock Plans, pursuant to the Parent Rights or pursuant to agreements or arrangements described in Section 5.03 of the Parent Disclosure Schedule, there are no options, warrants or other rights,

                                      29.

agreements, arrangements or commitments of any character to which Parent is a party or by which Parent is bound relating to the issued or unissued capital stock of Parent, Merger Sub or any other Parent Subsidiary or obligating Parent, Merger Sub or any other Parent Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Parent, Merger Sub or any other Parent Subsidiary. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. The shares of Parent Common Stock and Redeemable Preferred when issued and delivered in accordance with this Agreement will be duly authorized, validly issued, fully paid and nonassessable. Each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Parent or another Parent Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's or such other Parent Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where the failure to own such shares free and clear could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as set forth in Section 5.03 of the Parent Disclosure Schedule, there are no material outstanding contractual obligations of Parent, Merger Sub or any other Parent Subsidiary to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary or any other Person.

     Section 5.04 Authority Relative To This Agreement. Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate such transactions (other than the approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote with respect thereto at the Parent Stockholders' Meeting, if required, and the filing and recordation of the Certificate of Merger as required by the Business Corporation Act). This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

     Section 5.05 No Conflict; Required Filings And Consents.

          (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the certificate or articles of incorporation, as the case may be, or bylaws of Parent or Merger Sub or any equivalent organizational documents of any other Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.05(b) have been obtained and all filings and notifications described in Section 5.05(b) have been made, conflict with or

                                      30.

violate any Law applicable to Parent or any other Parent Subsidiary or by which any property or asset of Parent, Merger Sub or any other Parent Subsidiary is bound or affected or (iii) except as set forth in Section 5.05(a) of the Parent Disclosure Schedule, result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent, Merger Sub or any other Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which are not reasonably expected, individually or in the aggregate, (A) to have a Parent Material Adverse Effect or (B) to prevent or materially delay the performance by Parent or Merger Sub of its obligations pursuant to this Agreement or the consummation of the Merger.

          (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by Parent or Merger Sub with or notification by Parent or Merger Sub to, any Governmental Entity, except
(i) pursuant to applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the rules and regulations of the NASD, state takeover laws, the premerger notification requirements of the HSR Act, if any, and the filing and recordation of the Certificate of Merger as required by the Business Corporation Act and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not reasonably be expected, individually or in the aggregate, (A) to have a Parent Material Adverse Effect or (B) to prevent or materially delay the performance by Parent or Merger Sub of its obligations pursuant to this Agreement or the consummation of the Merger.

     Section 5.06 Permits; Compliance With Laws. Parent, Merger Sub and each other Parent Subsidiary is in possession of (i) all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any Governmental Entity necessary for Parent, Merger Sub or any other Parent Subsidiary to own, lease and operate its properties or to store, distribute and market its products or otherwise to carry on its business as it is now being conducted and (ii) agreements from all Federal, state, foreign and local governmental agencies and accrediting and certifying organizations having jurisdiction over such facility or facilities that are required to operate the facility or facilities in the manner in which it or they are currently operated (collectively, the "Parent Permits"), except where the failure to have, or the suspension or cancellation of, any of the Parent Permits is not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and, as of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, except where the failure to have, or the suspension or cancellation of, any of the Parent Permits is not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

                                      31.
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     Section 5.07 SEC Filings; Financial Statements.

          (a) Parent has timely filed all forms, reports, statements and documents required to be filed by it with the SEC and the NASD since December 31, 1996, through the date of this Agreement (collectively and as amended, the "Parent Reports"). Except as is provided in the Parent Reports or as disclosed in Section 5.07(a) of the Parent Disclosure Schedule, each Parent Report (i) was prepared in accordance with the requirements of the Securities Act, the Exchange Act or the NASD, as the case may be, and (ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (b) Except as is provided in the Parent Reports or in Section 5.07(b) of the Parent Disclosure Schedule, each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent Reports was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of Parent and the consolidated Parent Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Parent Material Adverse Effect).

          (c) Except as and to the extent set forth or reserved against on the consolidated balance sheet of Parent and its Subsidiaries as reported in the Parent Reports, including the notes thereto, or as disclosed in Section 5.07(c) of the Parent Disclosure Schedule, none of Parent or any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 1995 that have not had and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     Section 5.08 Absence Of Certain Changes Or Events. Since December 31, 1997, except as contemplated by or as disclosed in this Agreement, as set forth in
Section 5.08 of the Parent Disclosure Schedule or as disclosed in any Parent Report filed since December 31, 1997, Parent and the Parent Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and, since such date, there has not been (i) any Parent Material Adverse Effect, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which Parent and the Parent Subsidiaries are involved, (ii) any event that could reasonably be expected to prevent or materially delay the performance of its obligations pursuant to this Agreement and the consummation of the Merger by Merger Sub, (iii) any material change by Parent in its accounting methods, principles or practices or (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of Parent Common Stock or any redemption, purchase or other acquisition of any of Parent's securities.

                                       32.

     Section 5.09 Employee Benefit Plans; Labor Matters.

          (a) With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of ERISA) maintained or contributed to by Parent or any Parent Subsidiary, or with respect to which Parent or any Parent Subsidiary could incur liability under Section 4069, 4212(c) or 4204 of ERISA (the "Parent Benefit Plans"), Parent has delivered or made available to the Company a true, complete and correct copy of (i) such Parent Benefit Plan and the most recent summary plan description related to such Parent Benefit Plan, if a summary plan description is required therefor, (ii) each trust agreement or other funding arrangement relating to such Parent Benefit Plan, (iii) the most recent annual report (Form 5500) filed with the IRS with respect to such Parent Benefit Plan,
(iv) the most recent actuarial report or financial statement relating to such Parent Benefit Plan and (v) the most recent determination letter issued by the IRS with respect to such Parent Benefit Plan, if it is qualified under Section 401(a) of the Code.

          (b) Each Parent Benefit Plan has been administered in all material respects in accordance with its terms and all contributions required to be made under the terms of any of the Parent Benefit Plans as of the date of this Agreement have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Parent Reports prior to the date of this Agreement. With respect to the Parent Benefit Plans, no event has occurred and, to the knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent or any Parent Subsidiary that could be subject to any liability under the terms of such Parent Benefit Plans, ERISA, the Code or any other applicable Law which could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     Section 5.10 Litigation. Except as disclosed in the Parent Reports or in
Section 5.10 of the Parent Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary before any Governmental Entity that could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and, except as disclosed to the Company, to the knowledge of Parent, there are no existing facts or circumstances that could reasonably be expected to result in such a suit, claim, action, proceeding or investigation. Except as disclosed to the Company, Parent is not aware of any facts or circumstances which could reasonably be expected to result in the denial of insurance coverage under policies issued to Parent and the Parent Subsidiaries in respect of such suits, claims, actions, proceedings and investigations, except in any case as could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as disclosed in the Parent Reports, neither Parent nor any Parent Subsidiary is subject to any outstanding order, writ, injunction or decree which could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     Section 5.11 Brokers. No broker, finder or investment banker (other than NationsBanc Montgomery Securities) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent.

                                      33.

                                   ARTICLE VI
                                    COVENANTS

     Section 6.01 Conduct Of Business By The Company Pending The Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 6.01 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless Parent shall otherwise agree in writing, (x) the respective businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (y) the Company shall use all reasonable efforts to keep available the services of such of the current officers, significant employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with such of the corporate partners, customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations in order to preserve substantially intact its business organization. By way of amplification and not limitation, except as set forth in Section 6.01 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

          (a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

          (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license or encumbrance of, (i) any shares of capital stock of the Company or any Company Subsidiary of any class, or securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary except for (A) issuances of Company Common Stock pursuant to options, warrants and convertible Company Capital Stock outstanding on the date hereof and disclosed as such pursuant to Section 4.03 and (B) employee stock option grants to non-officers and directors of the Company; provided, however, that (x) such grants are at fair market value and at a level consistent with past practice, (y) Parent has received notice of the Company's intention to grant such options and has consented thereto in writing (which consent shall not be unreasonably withheld) and (z) the aggregate amount of such granted options does not exceed 25,000 shares of Company Common Stock, or (ii) any material property or assets of the Company or any Company Subsidiary;

          (c) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or person or any division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money or make any loans or

                                      34.

advances; (iii) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract or enter into any contract or agreement material to the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole; (iv) enter into any contract or agreement that is not cancelable without penalty upon not more than 60 days' notice; (v) make or authorize any capital expenditure, other than capital expenditures in the ordinary course of business consistent with past practice that have been budgeted for calendar year 1998 and disclosed to Parent prior to the date hereof; or (vi) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.01(c);

          (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that any Company Subsidiary may pay dividends or make other distributions to the Company or any other Company Subsidiary;

          (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (f) amend or change the period (or permit any acceleration, amendment or change) of exercisability of options granted under the Company Stock Plans or authorize cash payments in exchange for any Company Stock Options granted under any of such plans;

          (g) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Company Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of any Company Subsidiary, or propose to do any of the foregoing;

          (h) increase the compensation payable or to become payable to, or pay or enter into any agreement or understanding to pay any bonus to, its directors, officers, consultants or employees (other than increases in compensation for non-officer employees that are in the ordinary course of business consistent with past practice and the payment of bonuses to non- officer employees that are in the ordinary course of business consistent with past practice and pursuant to objective written criteria established by the board of directors of the Company provided that Parent has received notice of the Company's intention to implement such increase and has consented thereto in writing (which consent shall not be unreasonably withheld)), or grant any rights to severance or termination pay to, or enter into any employment or severance agreement which provides benefits upon a change in control of the Company that would be triggered by the Merger with, any director, officer, consultant or other employee of the Company or any Company Subsidiary who is not currently entitled to such benefits from the Merger, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee of the Company or any Company Subsidiary, except to the extent required by applicable Law or the terms of a collective bargaining agreement, or enter into or amend any contract, agreement, commitment or

                                      35.

arrangement between the Company or any Company Subsidiary and any of the Company's directors, officers, consultants or employees;

          (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against on the consolidated balance sheet of the Company and the Company Subsidiaries dated as of June 30, 1998 and only to the extent of such reserves;

          (j) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business consistent with past practice or as required by U.S. GAAP;

          (k) make any tax election or settle or compromise any material Federal, state or local United States income tax liability, or any income tax liability of any other jurisdiction, other than those made in the ordinary course of business consistent with past practice and those for which specific reserves have been recorded on the consolidated balance sheet of the Company and the Company Subsidiaries dated as of June 30, 1998 and only to the extent of such reserves;

          (l) enter into or amend any contract, agreement, commitment or arrangement with, or enter into any transaction with, or make any payment to or on account or behalf of, other than any such transactions or payments pursuant to the agreements set forth on Section 6.01(l) of the Company Disclosure Schedule, any Affiliate of the Company or of any principal stockholder of the Company; or

          (m) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

     Section 6.02 Conduct Of Business By Parent Pending The Closing. Parent agrees that, between the date of this Agreement and the Effective Time, except
(i) as set forth in Section 6.02 of the Parent Disclosure Schedule, (ii) for any actions taken by Parent relating to any other acquisitions or business combinations or (iii) as expressly contemplated by any other provision of this Agreement, unless the Company shall otherwise agree in writing, (x) the respective businesses of Parent and the Parent Subsidiaries shall be conducted only in, and Parent and the Parent Subsidiaries shall not take any action except in the ordinary course of business consistent with past practice and (y) Parent shall use all reasonable efforts to keep available the services of such of the current officers, significant employees and consultants of Parent and the Parent Subsidiaries and to preserve the current relationships of Parent and the Parent Subsidiaries with such of the corporate partners, customers, suppliers and other persons with which Parent or any Parent Subsidiary has significant business relations in order to preserve substantially intact its business organization. By way of amplification and not limitation, except (i) as set forth in Section
6.02 of the Parent Disclosure Schedule, (ii) for any actions taken by Parent relating to any other acquisitions or business combinations or (iii) as expressly contemplated by any other

                                      36.

provision of this Agreement, neither Parent nor any Parent Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed:

          (a) amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents;

          (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that any Parent Subsidiary may pay dividends or make other distributions to Parent or any other Parent Subsidiary;

          (c) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (d) sell, transfer, license, sublicense or otherwise dispose of any material assets; or

          (e) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect or prevent Parent from performing or cause Parent not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

     Section 6.03 Notices Of Certain Events. Each of Parent and the Company shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger; (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Parent, the Company, Parent Subsidiaries or the Company Subsidiaries that relate to the consummation of the Merger; (iv) the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a default under any Company Material Contract; and (v) any change that could reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect or to delay or impede the ability of either the Company or Parent to perform its obligations pursuant to this Agreement and to effect the consummation of the Merger.

     Section 6.04 Access To Information; Confidentiality.

          (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Parent or the Company or any of Parent Subsidiaries or Company Subsidiaries is a party or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules a party hereto is required to comply, from the date of this Agreement to the Effective Time, Parent and the Company shall (and shall cause the Parent Subsidiaries and the Company Subsidiaries,

                                      37.

respectively, to) (i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, "Representatives")) access at reasonable times upon prior notice to its and its subsidiaries' officers, employees, agents, properties, offices and other facilities and to the books and records thereof, and (ii) furnish promptly such information concerning its and its subsidiaries' business, properties, contracts, assets, liabilities and personnel as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty made in this Agreement.

          (b) The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreements with respect to the information disclosed pursuant to this Section 6.04.

     Section 6.05 No Solicitation Of Transactions. The Company shall not, directly or indirectly, and shall instruct its officers, directors, employees, subsidiaries, agents or advisors or other representatives (including, without limitation, any investment banker, attorney or accountant retained by it), not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, a transaction involving a change of control of the Company, the sale of all or substantially all of the Company's assets, a merger consolidation or reorganization of or with the Company or any other party, the sale of 25% or more of the Company's stock or other similar transaction (collectively, "Other Transaction"), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain an Other Transaction, or agree to or endorse any Other Transaction, or authorize or permit any of the officers, directors or employees of the Company or any Company Subsidiary, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any Company Subsidiary, to take any such action. The Company shall notify Parent promptly, and in no event later than one day after receipt, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding an Other Transaction is made. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to an Other Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. The Company shall use its best efforts to ensure that its officers, directors, employees, subsidiaries, agents and advisors or other representatives (including, without limitation, any investment banker, attorney or accountant retained by it) are aware of the restrictions described in this Section 6.05.

     Section 6.06 Further Action; Consents; Filings.

          (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger, (ii) obtain from Governmental Entities any

                                      38.

consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent, Merger Sub, the Company or the Surviving Corporation or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and (iii) make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to this Agreement and the Merger required under (A) the rules and regulations of the NASD, (B) the Securities Act, the Exchange Act and any other applicable Federal or state securities Laws, (C) the HSR Act, if any, and (D) any other applicable Law. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling parties and their advisors prior to filing, and none of the parties shall file any such document if any of the other parties shall have reasonably objected to the filing of such document. No party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent and agreement of the other parties hereto, which consent shall not be unreasonably withheld or delayed.

          (b) Each of the parties hereto shall promptly give (or cause their respective subsidiaries to give) any notices regarding the Merger, this Agreement or the transactions contemplated hereby or thereby to third parties required under applicable Law or by any contract, license, lease or other agreement to which it or any of its subsidiaries is bound, and use, and cause its subsidiaries to use, all reasonable efforts to obtain any third party consents required under any such contract, license, lease or other agreement in connection with the consummation of the Merger or the other transactions contemplated by this Agreement.

     Section 6.07 Option Cash-Out. Immediately prior to the Effective Time, the Company shall (or shall have) accelerated vesting of not more than 25% of outstanding Company Stock Options and irrevocably undertaken to cash-out such options for an aggregate cash payment with respect to all such Company Stock Options of an amount not in excess of $7,000,000. One-half of such amount shall be paid out immediately after the Effective Time. The remainder of Cash-Out amount shall be paid out on the 120th day following the Effective Time and, at the Effective Time, deposited into an escrow account with an escrow agent to be identified by the Company. The terms of release of such amount from escrow shall be as specified by the Company and in accordance with the Company Stock Option Plans.

     Section 6.08 Interim Financing. Between the date hereof and the Effective Time, Parent agrees to make funds available to the Company through a loan to be evidenced by a promissory note (the "Note") by the Company in favor of Parent. Promptly after the date hereof, the Company and Parent will negotiate, execute and deliver the Note which shall provide, among other customary provisions, for:

          (i) a maximum principal amount of $10,000,000;

          (ii) interest at a rate equal to the higher of (A) 10% and (B) 1% above the rate charged to Parent under its Credit Agreement;

          (iii) delivery of weekly cash flow statements;

                                      39.

          (iv) Parent's obligation to advance funds being subject to its reasonable approval of a cash budget;

          (v) advanced funds being utilized only for the working capital needs of the Company; and

          (vi) repayment (a) within two business days of the closing of an initial public offering of the Company's Common Stock, (b) within two business days of the closing of a private placement of equity or debt securities of the Company generating net proceeds of $15,000,000 or more, (c) immediately upon the announcement by the Company of, or consummation of, an Other Transaction, (d) six months after termination by the Parent of this Agreement pursuant to Sections 9.01(d) or 9.01(e) and (e) twelve months after termination of this Agreement for any other reason.

     Section 6.09 Employee Matters. (a) To the extent permitted under the terms of the applicable Parent benefit plans, all Company employees shall be eligible to participate in the various benefit plans and programs maintained for Parent employees or in substantially similar programs. Company employees shall be given credit, for purposes of any service requirements for participation, for their period of service with Company prior to the Effective Time, and the Company employees shall also, with respect to any Parent plans or programs which have co-payment, deductible or other co-insurance features, receive credit for any amounts such employees have paid to date in the plan year of the Merger in co-payments, deductibles or co-insurance under comparable programs maintained by the Company prior to the Effective Time.

          (b) At the Effective Time, Parent shall enter into a severance agreement in substantially the form of Exhibit E-1 with Julie Wainwright, Chris Deyo, Peter Rosberg and Minda Sandler and a severance agreement in substantially the form of Exhibit E-2 with Dave Rochlin, Harry Bernstein, Dianne Hourany and Rosie Ruley Atkins.

     Section 6.10 Tax Treatment. The parties hereto acknowledge and agree to use their best efforts to amend (or cause to be amended), prior to the Effective Time, this Agreement and the Stock Purchase Agreement to exchange the right to receive 1,300,000 shares (or such different number of shares as the parties shall determine is necessary or desirable) of the Redeemable Preferred issued pursuant to this Agreement for the right to receive 1,300,000 shares (or such difference number of shares as the parties shall determine is necessary or desirable) of the Parent Common Stock to be issued and sold pursuant to the Stock Purchase Agreement.

     Section 6.11 Listing of Additional Shares. Upon the Effective Time the Company shall have filed with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the Parent Common Stock issued or issuable in connection with the Merger.

                                      41.

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

     Section 7.01 Proxy Statement.

          (a) Within 270 days after the Effective Time, Parent shall, if Redeemable Preferred is issued pursuant to Section 3.01, file with the SEC a proxy statement relating to a meeting of stockholders of Parent regarding the conversion of such Redeemable Preferred into Parent Common Stock (the "Parent Stockholders' Meeting"), such Parent Stockholders' Meeting to be held to consider the approval of the conversion of the Redeemable Preferred into Parent Common Stock as provided in the terms and provisions governing the Redeemable Preferred (the "Proposal") (together with any amendments thereto, the "Proxy Statement").

          (b) The Proxy Statement shall include the recommendation of the board of directors of Parent to Parent's stockholders that they vote in favor of approval the Proposal.

          (c) None of the information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement shall, at the respective times filed with the SEC or other regulatory agency and at the date it or any amendments or supplements thereto are mailed to stockholders of Parent in connection with the Parent Stockholders' Meeting, if any, and at the time of the Parent Stockholders' Meeting, if any, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent.

     Section 7.02 Company Stockholders' Meeting. The Company shall call and hold the Company stockholders' meeting (or action by written consent) no later than August 20, 1998. The Company shall use all reasonable efforts to solicit from its stockholders proxies in favor of this Agreement and the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the Business Corporation Act to obtain such approval.

     Section 7.03 Directors' And Officers' Indemnification

          (a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification that are set forth, as of the date of this Agreement, in the certificate of incorporation and bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees, fiduciaries or agents of the Company.

                                      41.

          (b) From and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of the Company (the "Surviving Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its charter documents (each as in effect on the date hereof) to indemnify such Surviving Indemnified Parties.

     Section 7.04 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior written approval of the other, except to the extent required by applicable Law or the requirements of the rules and regulations of the NASD, in which case the issuing party shall use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

     Section 7.05 Blue Sky. Each of the parties hereto shall use all reasonable efforts to obtain prior to the Effective Time all necessary blue sky permits and approvals required under Blue Sky Laws to permit the distribution of the shares of Parent Common Stock and of Redeemable Preferred to be issued in accordance with the provisions of this Agreement.

     Section 7.06 Company Stock Options.

          (a) At the Effective Time, Parent shall assume, by virtue of this Agreement and without any further action on the part of the Company, all of the Company's obligations with respect to each outstanding unvested Company Stock Option. Unless otherwise elected by Parent prior to the Effective Time, Parent shall make such assumption in such manner that Parent (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code or (ii) to the extent that Section 424 of the Code does not apply to such Company Stock Option, would be such a corporation were Section 424 of the Code applicable to such Company Stock Option; and, if not so otherwise elected, after the Effective Time, all references to the Company in the Company Stock Plans and the applicable Company Stock Option agreements shall be deemed to refer to Parent, which shall have assumed the Company Stock Plans as of the Effective Time by virtue of this Agreement and without any further action on the part of the Company or Parent. Each Company Stock Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Plan and the applicable Company Stock Option as in effect immediately prior to the Effective Time, except as otherwise provided in
Section 3.06. Parent shall use all reasonable efforts to ensure that Company Stock Options intended to qualify as incentive stock options under Section 422 of the Code prior to the Effective Time continue to so qualify after the Effective Time.

                                      42.

          (b) With respect to the Company Stock Plans, Parent shall take all corporate action necessary or appropriate to, as soon as practicable after the Effective Time, but in no event later than 30 days after the Effective Time, file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to such plan to the extent such registration statement is required under applicable law in order for such shares of Parent Common Stock to be sold without restriction, and Parent shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained therein) for so long as such benefits and grants remain payable and such options under such plans remain outstanding.

     Section 7.07 Directors. Immediately after the Effective Time, Parent shall appoint Scott Beck and David S. Wetherell to its board of directors, which, taking into account such appointments shall consist of 5 members.


                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

     Section 8.01 Conditions To The Obligations Of Each Party To Consummate The Merger. The obligations of the parties hereto to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

          (a) this Agreement and the Merger shall have been duly approved by the requisite vote of stockholders of the Company, in accordance with the Business Corporation Act;

          (b) no court of competent jurisdiction shall have issued or entered any order, writ, injunction or decree, and no other Governmental Entity shall have issued any order, which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting its consummation;

          (c) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any other applicable competition, merger control or similar Law shall have expired or been terminated;

          (d) all consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all Governmental Entities, except where the failure to obtain any such consent, approval or authorization could not reasonably be expected to result in a change in or have an effect on the business of the Company or Parent that is materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of Parent and its subsidiaries, taken as a whole; and

          (e) the Registration Rights and Disposition Restriction Agreement and Stock Purchase Agreement shall have been executed and delivered by Parent and the other parties thereto; and

                                      43.

          (f) each Affiliate of the Company shall have entered into an Affiliate's Agreement, dated as of the Closing, with Parent.

     Section 8.02 Conditions To The Obligations Of The Company. The obligations of the Company to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

          (a) each of the representations and warranties of Parent contained in this Agreement that is qualified by materiality shall be true, complete and correct on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true, complete and correct in all material respects on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received a certificate of the Chairman or President and Chief Financial Officer of Parent to such effect; and

          (b) Parent shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and the Company shall have received a certificate of the Chairman or President and Chief Financial Officer of Parent to that effect.

     Section 8.03 Conditions To The Obligations Of Parent. The obligations of Parent to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

          (a) each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true, complete and correct on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true, complete and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Parent shall have received a certificate of the Chairman or President and Chief Financial Officer of the Company to such effect;

          (b) the Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent shall have received a certificate of the Chairman or President and Chief Financial Officer of the Company to that effect;

                                      44.

          (c) there shall not be pending any action, proceeding, claim or counterclaim which seeks to or would, or any order, decree or injunction (whether preliminary, final or appealable) which would, require Parent to hold separate or dispose of any of the stock or assets of the Company or the Company Subsidiaries or impose material limitations on the ability of Parent to control in any material respect the business, assets or operations of either Parent or the Company; and

          (d) Parent shall have provided any necessary notice to its existing bank syndicate regarding the consummation of the Merger and shall have complied with any necessary waiting periods relating thereto.


                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

     Section 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption and approval of this Agreement, as follows:

          (a) by mutual written consent duly authorized by the boards of directors of each of Parent and the Company;

          (b) by either Parent or the Company, if the Effective Time shall not have occurred on or before September 30, 1998; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill an obligation under this Agreement has been the cause of the failure of the Merger to occur on or before such date;

          (c) by either Parent or the Company, if any Governmental Order, writ, injunction or decree preventing the consummation of the Merger shall have been entered by any court of competent jurisdiction and shall have become final and nonappealable;

          (d) by Parent, if the board of directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or its stockholders or shall have resolved to do so (which shall also constitute a material breach hereof);

          (e) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 8.03 would not be satisfied (a "Terminating Company Breach"); provided, however, that if such Terminating Company Breach is curable by the Company through the exercise of its reasonable efforts within 10 days and for so long as the Company continues to exercise such reasonable efforts, Parent may not terminate this Agreement under this Section 9.01(e); and provided further that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 9.01; and

                                      45.

          (f) by the Company, upon breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 8.02 would not be satisfied (a "Terminating Parent Breach"); provided, however, that if such Terminating Parent Breach is curable by Parent through the exercise of its reasonable efforts within 10 days and for so long as Parent continues to exercise such reasonable efforts, the Company may not terminate this Agreement under this Section 9.01(e); and provided further that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 9.01.

     Section 9.02 Effect Of Termination. Except as provided in Section 9.05, in the event of termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any party hereto or any of its affiliates or any of its or their officers or directors, and all rights and obligations of each party hereto shall cease, subject to each party's ability to pursue remedies for breach and reimbursement of Expenses and enforcement Expenses in the case of breach; provided, however, that nothing herein shall relieve any party hereto from liability for the willful or intentional breach of any of its representations and warranties or the willful or intentional breach of any of its covenants or agreements set forth in this Agreement.

     Section 9.03 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement by the stockholders of the Company, no amendment may be made, except such amendments that have received the requisite stockholder approval and such amendments as are permitted to be made without stockholder approval under the Business Corporation Act. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     Section 9.04 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for or waive compliance with the performance of any obligation or other act of any other party hereto or (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     Section 9.05 Expenses. All Expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such Expenses, whether or not the Merger is consummated.


                                    ARTICLE X
                               GENERAL PROVISIONS

     Section 10.01 Survival of Representations And Warranties. The representations and warranties of the Company contained in this Agreement, and all statements contained in this Agreement, the Exhibits to this Agreement, the Disclosure Schedule and any certificate, financial

                                      46.

statement, interim financial statement or report or other document delivered pursuant to this Agreement or in connection with the transactions contemplated by this Agreement (collectively, the "Acquisition Documents"), shall survive the Closing until May 1, 1999; provided, however, that the representations and warranties dealing with Taxes shall survive until thirty calendar days after the expiration of the applicable statute of limitations governing such claims. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

     Section 10.02 Indemnification by the Holders.

          (a) Parent and its Affiliates, offices, directors, employees, agents, successors and assigns (each an "Indemnified Party") shall be indemnified and held harmless, jointly and severally, by each holder (a "Holder") of Company Capital Stock receiving Consideration for any and all Liabilities, losses, damages, claims, costs (including business interruption costs) and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a "Loss"), arising out of or resulting from (i) the breach of any representation or warranty made by the Company contained in the Acquisition Document and (ii) any breach of any representation or warranty by the Company regarding Taxes and any Taxes owed by the Company, any Predecessor Company or equity holder therein related to periods or acts prior to the Effective Time.

          (b) An Indemnified Party shall give the Holder's Representative notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of the Holders under this Article X with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article X ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Holders' Representative notice of such Third Party Claim within 30 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Holders from any of its obligations under this Article X except to the extent the Holders are materially prejudiced by such failure and shall not relieve the Holders from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article X. If the Holders' Representative acknowledges in writing the Holders' obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Holders' Representative shall be entitled to assume and control the defense of such Third Party Claim on behalf of the Holders at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within ten days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a

                                      47.

conflict of interest that would make it in appropriate in the judgment of the Indemnified Party, in its sole and absolute discretion, for the same counsel to represent both the Indemnified Party and the Holders, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Holders. In any event the Holders' Representative exercises the right to undertake any such defense against any such Third Party Claim on behalf of the Holders as provided above, the Indemnified Party shall cooperate with the Holders' Representative in such defense and make available to the Holders' Representative, at the Holders' expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Holders' Representative. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Holders shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Holders' expense, all such witnesses, records, materials and information in the Holders' possession or under the Holders' control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Holders without the prior written consent of the Indemnified Party; provided, however, that if the Indemnified Party does not consent to a settlement that is otherwise acceptable to the Holders, in no event shall the Holders be required to indemnify the Indemnified Party for any judgment amount in excess of the proposed settlement amount. In no event shall Holders be liable for a Loss arising out of any matter with respect to which Holders' Representative did not receive notice hereunder on or before May 1, 1999.

     Section 10.03 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable Losses which may be recovered from the Holders arising out of or resulting from the causes enumerated in Section 10.2(a) (i) shall be an amount equal to $10,000,000. No claim may be made by the Parent with respect to indemnifiable Losses under Section 10.2(a) (i) and (ii) until the aggregate of all indemnifiable Losses exceeds $250,000, and the Holders shall not be obligated with respect to indemnified Losses below such threshold.

     Section 10.04 Accredited Investors. If, prior to the Closing, Parent is not reasonably satisfied that a holder of non-Electing Shares (including Deemed Stock Electing Share) is an "accredited investor" as defined in SEC Rule 501(a), Parent and Merger Sub reserve the right to cause the Company Capital Stock held by such Person to convert into cash.

     Section 10.05 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at their addresses set forth on the signature pages to this Agreement (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.04).

     Section 10.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions

                                      48.

and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the Merger may be consummated as originally contemplated to the fullest extent possible.

     Section 10.07 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto; provided, however, that Parent may assign its rights, interests and obligations hereunder to any successor or parent entity of Parent whose shares are registered under Section 12 of the Exchange Act (or will be so registered at the Effective Time). Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, other than Section 7.03, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

     Section 10.08 Incorporation Of Exhibits. The Parent Disclosure Schedule, the Company Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

     Section 10.09 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT REFERENCE TO CONTRACT OF LAW PRINCIPLES OTHER THAN THOSE DIRECTING DELAWARE LAW.

     Section 10.10 Waiver Of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

     Section 10.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 10.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


                                      49.

     Section 10.13 Entire Agreement. This Agreement (including the Exhibits, the Parent Disclosure Schedule and the Company Disclosure Schedule) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                      50.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                      51.

                                       HOLLYWOOD ENTERTAINMENT CORPORATION

                                       By:    DONALD J. EKMAN
                                              ----------------------------------
                                       Name:  Donald J. Ekman
                                       Title: Senior Vice President and
                                              General Counsel

                                       9275 SW Peyton Lane
                                       Wilsonville, Oregon  97070
                                       Telephone:  (503) 570-1600
                                       Telecopy:  (503) 570-1701
                                       Attention:  Donald J. Ekman
                                       with a copy to:

                                       Brobeck, Phleger & Harrison
                                       One Market, Spear Street Tower
                                       San Francisco, California  94105
                                       Telephone:  (415) 442-0900
                                       Telecopy:  (415) 442-1010
                                       Attention:  Michael J. Kennedy

                                       R ACQUISITION CORPORATION


                                       By:    DONALD J. EKMAN
                                              ----------------------------------
                                       Name:  Donald J. Ekman
                                       Title:  Secretary

                                       9275 SW Peyton Lane
                                       Wilsonville, Oregon 97070
                                       Telephone: (503) 570-1600
                                       Telecopy: (503) 570-1701
                                       Attention:  Donald J. Ekman

                                       REEL.COM, INC.


                                       By:--------------------------------------
                                       Name:------------------------------------
                                       Title:-----------------------------------
                                       Address:---------------------------------
                                       Telephone:-------------------------------
                                       Telecopy:--------------------------------
                                       Attention:-------------------------------

                                      52.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

ARTICLE I DEFINITIONS........................................................1
     Section 1.01     Certain Defined Terms..................................1

ARTICLE II THE MERGER........................................................7
     Section 2.01     The Merger.............................................7
     Section 2.02     Closing................................................7
     Section 2.03     Effective Time.........................................7
     Section 2.04     Effect of The Merger...................................8
     Section 2.05     Certificate of Incorporation; Bylaws; Directors and
                           Officers of Surviving Corporation.................8

ARTICLE III CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES...............8
     Section 3.01     Conversion of Securities...............................8
     Section 3.02     Cash Elections........................................10
     Section 3.03     Exchange Of Shares Other Than Treasury Shares
                           And Dissenting Shares............................11
     Section 3.04     Stock Transfer Books..................................12
     Section 3.05     No Fractional Share Certificates......................12
     Section 3.06     Options And Warrants To Purchase Company Common Stock.13
     Section 3.07     Certain Adjustments...................................13
     Section 3.08     Undistributed Amounts.................................14

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................14
     Section 4.01     Organization and Qualification; Subsidiaries..........14
     Section 4.02     Certificate of Incorporation and Bylaws...............15
     Section 4.03     Capitalization........................................15
     Section 4.04     Authority Relative to This Agreement..................15
     Section 4.05     No Conflict; Required Filings and Consents............16
     Section 4.06     Permits; Compliance With Laws.........................16
     Section 4.07     Financial Statements..................................17
     Section 4.08     Absence of Certain Changes or Events..................18
     Section 4.09     Employee Benefit Plans; Labor Matters.................18
     Section 4.10     Certain Tax Matters...................................21
     Section 4.11     Contracts; Debt Instruments...........................22
     Section 4.12     Litigation............................................22
     Section 4.13     Environmental Matters.................................22
     Section 4.14     Intellectual Property.................................22
     Section 4.15     Taxes.................................................25
     Section 4.16     Properties............................................26

                                       i.

                               TABLE OF CONTENTS

(continued)                                                                Page
                                                                           ----

     Section 4.17     Affiliates............................................26
     Section 4.18     Brokers...............................................26
     Section 4.19     Certain Business Practices............................27
     Section 4.20     Transaction Expenses..................................27
     Section 4.21     Interested Party Transactions.........................27
     Section 4.22     Business Activity Restrictions........................27

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB...........28
     Section 5.01     Organization And Qualification; Subsidiaries..........28
     Section 5.02     Certificate Of Incorporation And Bylaws...............28
     Section 5.03     Capitalization........................................28
     Section 5.04     Authority Relative To This Agreement..................29
     Section 5.05     No Conflict; Required Filings And Consents............29
     Section 5.06     Permits; Compliance With Laws.........................30
     Section 5.07     SEC Filings; Financial Statements.....................30
     Section 5.08     Absence Of Certain Changes Or Events..................31
     Section 5.09     Employee Benefit Plans; Labor Matters.................31
     Section 5.10     Litigation............................................32
     Section 5.11     Brokers...............................................32

ARTICLE VI COVENANTS........................................................32
     Section 6.01     Conduct Of Business By The Company Pending
                           The Closing......................................32
     Section 6.02     Conduct Of Business By Parent Pending The Closing.....35
     Section 6.03     Notices Of Certain Events.............................36
     Section 6.04     Access To Information; Confidentiality................36
     Section 6.05     No Solicitation Of Transactions.......................37
     Section 6.06     Further Action; Consents; Filings.....................37
     Section 6.07     Option Cash-Out.......................................38
     Section 6.08     Interim Financing.....................................38
     Section 6.09     Employee Matters......................................39
     Section 6.10     Tax Treatment.........................................39
     Section 6.11     Listing of Additional Shares..........................39

ARTICLE VII ADDITIONAL AGREEMENTS...........................................39
     Section 7.01     Proxy Statement.......................................39
     Section 7.02     Company Stockholders' Meeting.........................40
     Section 7.03     Directors' And Officers' Indemnification..............40
     Section 7.04     Public Announcements..................................40
     Section 7.05     Blue Sky..............................................41

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     Section 7.06     Company Stock Options.................................41
     Section 7.07     Directors.............................................41

ARTICLE VIII CONDITIONS TO THE MERGER.......................................41
     Section 8.01     Conditions To The Obligations Of Each Party To
                           Consummate The Merger............................41
     Section 8.02     Conditions To The Obligations Of The Company..........42
     Section 8.03     Conditions To The Obligations Of Parent...............43

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER................................43
     Section 9.01     Termination...........................................43
     Section 9.02     Effect Of Termination.................................44
     Section 9.03     Amendment.............................................44
     Section 9.04     Waiver................................................45
     Section 9.05     Expenses..............................................45

ARTICLE X GENERAL PROVISIONS................................................45
     Section 10.01    Survival of Representations And Warranties............45
     Section 10.02    Indemnification by the Holders........................45
     Section 10.03    Limits on Indemnification.............................46
     Section 10.04    Accredited Investors..................................47
     Section 10.05    Notices...............................................47
     Section 10.06    Severability..........................................47
     Section 10.07    Assignment; Binding Effect; Benefit...................47
     Section 10.08    Incorporation Of Exhibits.............................47
     Section 10.09    Governing Law.........................................47
     Section 10.10    Waiver Of Jury Trial..................................48
     Section 10.11    Headings..............................................48
     Section 10.12    Counterparts..........................................48
     Section 10.13    Entire Agreement......................................48



SCHEDULES
     Company Disclosure Schedule
     Parent Disclosure Schedule


EXHIBITS
     Exhibit A     Terms of Series A Redeemable Preferred Stock of Parent
     Exhibit B     Registration Rights and Disposition Restriction Agreement

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     Exhibit C     Stock Purchase Agreement
     Exhibit D     Form of Election
     Exhibit E-1   Form of Severance Agreement
     Exhibit E-2   Form of Severance Agreement

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